EXHIBIT 77B

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Bancroft Convertible Fund, Inc.

We have audited the accompanying statement of assets and liabilities, including the portfolio of investments of the Bancroft Convertible Fund, Inc. (the "Fund"), as of October 31, 2005, the related statement of operations, the statement of changes in net assets, and the financial highlights for the year
then ended.   These financial statements and financial highlights are the
responsibility of the Fund's management.   Our responsibility is to express an
opinion on these financial statements and financial highlights based on our audit. The statement of changes in net assets for the year ended October 31, 2004 and the financial highlights for each of the years ended October 31, 2004, October 31, 2003, October 31, 2002, October 31, 2001, have been audited by other auditors, whose reports dated November 19, 2004, November 17, 2003, November 18, 2002, and November 16, 2001 express an unqualified opinion.

We conducted our audit in accordance with the standards of the Public Company
Accounting Oversight Board (United States).   Those standards require that we
plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial
reporting.  Accordingly, we express no such opinion.   An audit also includes
examining, on a test basis, evidence supporting the amounts and disclosures in
the financial statements.   Our procedures included confirmation of securities
owned as of October 31, 2005, by correspondence with the custodian and brokers. Where brokers have not replied to our confirmation requests, we have carried out other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly in all material respects, the financial position of the Bancroft Convertible Fund, Inc. as of October 31, 2005, the results of its operations, the changes in its net assets for the year then ended, and its financial highlights for the years indicated above, in conformity with accounting principles generally accepted in the United States of America.




TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
December 2, 2005